EXHIBIT 3i (a)

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF APPLIED MINERALS, INC.

APPLIED MINERALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: Paragraph A of Article IV of the Corporation's Certificate of Incorporation is amended to read as follows:

A.  Authorized Shares and Classes of Stock.

The total number of shares and classes of stock that the Company shall have authority to issue is 210,000,000 million shares, which shall be divided into two classes, as follows:  10,000,000 shares of Preferred Stock, par value of $0.001 per share, and 200,000,000 shares of Common Stock, the par value of $0.001 per share.

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer this 26th day of November, 2012.

APPLIED MINERALS, INC.

By:  /s/ William Gleeson

        Name: William Gleeson

        Title: Corporate Secretary